Exhibit 10-y

                  Adopted by Board of Directors
                          July 2, 1993


                AMENDMENT TO PSI RESOURCES, INC.
                  RETIREMENT PLAN FOR DIRECTORS

                    (Effective July 2, 1993)


        The PSI Resources, Inc. Retirement Plan for Directors, as amended and restated effective July 1, 1991, and amended December 11, 1992, effective as of December 1, 1992, is hereby amended effective as of July 2, 1993, with respect to the modification of Article 14.
        (1) Explanation of Amendment.
        Article 14 is amended by excluding from the definition of "Change in Control" any merger, consolidation or similar transaction between PSI Resources, Inc. ("Resources") and either
(1) The Cincinnati Gas & Electric Company ("CG&E") that is approved by Resources' Board of Directors, or (2) CINergy Corp., a corporation to be formed under the laws of the State of Delaware ("CINergy"), pursuant to the terms of an amended and restated agreement and plan of reorganization, entered into by and among Resources, PSI Energy, Inc., CG&E, CINergy, and CINergy Sub, Inc., a corporation to be formed under the laws of the State of Ohio.
        (2) Article 14 as Amended.
        Article 14, as hereby amended, reads as follows:
                           "ARTICLE 14
                 PAYMENTS UPON CHANGE IN CONTROL

        Notwithstanding anything contained in the Plan to the contrary, following a Change in Control of Resources, each Participant (or Beneficiary, if appropriate) shall be entitled to receive a lump sum payment of the actuarial equivalent of benefits accrued and remaining unpaid as of the date of the Change in Control. The lump sum equivalent shall be calculated assuming the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1.

        A Change in Control of Resources shall occur if (a) any 'person' or 'group' (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) becomes the 'beneficial owner' (as defined in Rule 13d-3 under the 1934 Act) of more than 50 percent of the then outstanding voting stock of Resources, otherwise than through a transaction arranged by, or consummated with the prior approval of, Resources' Board of Directors; (b) Resources' shareholders approve a definitive agreement to merger or consolidate Resources with or into another corporation in a transaction in which neither Resources nor any of its subsidiaries or affiliates will be the surviving corporation, or to sell or otherwise dispose of all or substantially all of Resources' assets to any person or group other than Resources or any of its subsidiaries or affiliates, other than a merger or a sale which will result in the voting securities of Resources outstanding prior to the merger or sale continuing to represent at least 50 percent of the combined voting power of the voting securities of the corporation surviving the merger or purchasing the assets; or (c) during any period of two consecutive years, individuals who at the beginning of that period constitute Resources' Board of Directors (and any new director whose election by the Board of Directors or whose nomination for election by Resources' shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason, with the exception of the exercise of the voting rights conferred upon the record holder of Resources' cumulative preferred stock pursuant to the provision of Article V(B)(iii) of Resources' Articles of Incorporation, to constitute a majority of Resources' Board of Directors. Notwithstanding the foregoing, a Change in Control shall not include any merger, consolidation or similar transaction between Resources and either The Cincinnati Gas & Electric Company ('CG&E') that is approved by Resources' Board of Directors, or (2) CINergy Corp., a corporation to be formed under the laws of the State of Delaware ('CINergy'), pursuant to the terms of an amended and restated agreement and plan of reorganization, entered into by and among Resources, PSI Energy, Inc., CG&E, CINergy, and CINergy Sub, Inc., a corporation to be formed under the laws of the State of Ohio.

        Notwithstanding the provisions of Article 11 (Amendment and Termination), the foregoing provisions of this Article may not be amended by an amendment to the Plan effected within three years following a Change in Control."


        This Amendment is executed and approved by the duly authorized officers of PSI Resources, Inc., effective as of July
2, 1993.




By:  /s/ James E. Rogers
     James E. Rogers (Chairman and
     Chief Executive Officer)

Approved:




/s/ Cheryl M. Foley
Cheryl M. Foley (Vice President,
General Counsel, and Secretary)